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                                                                    EXHIBIT 99.1

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

     ENStar Inc. ("ENStar" or the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. The Company's Annual Report on Form 10-K, the Company's Annual Report to Shareholders, any Quarterly Report on Form 10-Q or Report on Form 8-K filed by the Company or any other written or oral statements made by or on behalf of the Company may also include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project" and similar expressions identify forward-looking statements.

     The Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in the Company's prior filings with the Securities and Exchange Commission). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Except to the extent otherwise defined below, capitalized terms set forth below have the meanings assigned to such terms in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

LIMITED HISTORY OF PROFITABILITY; UNCERTAINTY OF FUTURE RESULTS

     ENStar has a limited history of profitability. ENStar experienced operating losses during 1992, 1993, 1994 and 1996. During 1995, ENStar generated operating income of approximately $1.0 million. Further ENStar expects to record an operating loss for the year ended December 31, 1997 primarily as a result of expected reduction in demand from certain large customers at Americable and the costs associated with the addition to the number of services offered to Americable customers, the addition of new engineering and sales personnel at Americable and Transition and weaker than expected demand for Transition's products. Americable derives its revenues from three primary lines of business: networking products and services, cable and connectivity products and cable assemblies. Americable has recently increased the focus of its business on network services, which are generally more profitable. No assurance can be made, however, that Americable will be successful in increasing revenues from its network services. In addition, Americable continues to make significant investments in new sales, engineering and technical personnel.

     Transition's ability to maintain its present level of sales and its historical sales growth is highly dependent upon its ability to offer new products that meet customers' demands in a rapidly changing market, particularly in light of the relatively short life cycle of its products. In order to achieve market acceptance of new products, Transition plans to continue its investment in research and development. Transition had research and development expenses of approximately $1.2 million (10% of net sales) in 1994, $1.0 million (7% of net sales) in 1995 and $1.5 million (9% of net sales) in 1996. There can be no assurance, however, that its research and development efforts will result in commercially successful new products in the future. In addition, Transition

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believes that sales and marketing expenses will continue to increase in terms of absolute dollars in an effort to differentiate its products and enhance its competitive position.

     These anticipated increases in operating expenses at both Americable and Transition may result in lower operating profit at ENStar, if the companies are unable to maintain their respective current gross profit margins and continued sales growth. Further, if Americable is not successful in generating higher volumes of service revenues, its operating margins could decline and its ability to maintain its current operating profitability could be materially adversely affected. Based on the above factors, there can be no assurance that ENStar will be able to increase or sustain its profitability on a quarterly or annual basis in the future.

CASH FLOW DEFICITS

     ENStar has experienced cash flow deficits from operations in certain prior years. ENStar's ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992 was (.50), 2.54,
(0.72), (2.68) and (1.46), respectively. During the years 1996, 1994, 1993, and
1992, the Company's earnings were inadequate to cover its fixed charges. The coverage deficiency was approximately $257,000, $1,050,000, $2,339,000 and $1,524,000 for the fiscal years ended December 31, 1996, 1994, 1993 and 1992, respectively. Based on the Company's recent cash flow deficits, the Company does not expect its fixed charges to decrease significantly or for its earnings from its operating subsidiaries to improve significantly.

CERTAIN RISKS PERTAINING TO THE CORVEL COMMON STOCK

     Because CorVel is not a wholly owned subsidiary, the Company does not have the ability to utilize cash flows from CorVel in connection with its wholly owned operating subsidiaries or to repay its indebtedness, including the Debentures. The only cash the Company can obtain from CorVel is cash dividend payments made to all CorVel shareholders. Since its initial public offering, CorVel has not paid any dividends and it has indicated that it does not anticipate doing so during the foreseeable future.

     ENStar does not have any agreement with CorVel requiring CorVel to register the shares of CorVel Common Stock currently held by ENStar for sale under federal or state securities laws. In the absence of registration of its CorVel Common Stock, the ability of ENStar or, after the Distribution, Americable to sell the CorVel Common Stock will be limited to sales pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the volume limitations thereof, and to private negotiated sales, which may adversely affect the ability of ENStar to sell a large portion of the holdings of CorVel Common Stock at a given time.

PRODUCT AND SERVICE DEVELOPMENT RISKS

     With respect to Transition, the market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. Transition may be required to incur significant expenditures to develop such product offerings. There can be no assurance that Transition will be successful in identifying, sourcing, developing and marketing product enhancements or new products that respond to this rapidly changing market. Also, there can be no assurance that its product enhancements and new products will adequately meet the requirements of the marketplace and achieve market acceptance. A critical factor in market acceptance of product enhancements and new products is the timely introduction of such products and enhancements in order to take advantage of existing market opportunities. Transition has, in the past, experienced delays in the introduction of certain of its new products and enhancements.

     The markets for Americable's products and services are also characterized by rapidly changing technology and frequent new product and service offerings by its competitors. The introduction of new technologies can render existing products and services obsolete or unmarketable. Americable's continued success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements.

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     ENStar's business, financial condition and results of operations could be materially adversely affected if Transition were to incur delays in developing or introducing new products or product enhancements or if such new products or product enhancements did not gain market acceptance or in the event that Americable were to incur delays in sourcing and developing new products and services or that these products and services would achieve market acceptance.

EXPANSION STRATEGY

     ENStar's expansion strategy includes both internal growth and the identification and pursuit of acquisition opportunities at Americable. Americable currently operates in six locations and the success and the rate of Americable's expansion into new geographical markets will depend on a number of factors, including general economic and business conditions affecting the industries of Americable's customers in such markets, competition, the availability of sufficient capital, the availability of sufficient inventory to meet customer demand, and the ability to attract and retain qualified personnel and operate effectively in geographic areas in which Americable has no prior experience. As a result, there can be no assurance that Americable will be able to achieve its planned expansion on a timely or profitable basis.

     Americable intends to identify and pursue acquisition opportunities as a means to expand its geographic coverage and enhance service capabilities offered to its customers. However, viable acquisition candidates may not be available to Americable on acceptable terms or at all. Furthermore, Americable has not engaged in any significant acquisitions recently, and no assurance can be made that Americable will be able to successfully acquire or integrate the operations of another business into the operations and business of Americable. Americable has no present commitments, agreements or understandings with respect to any acquisitions.

     If Americable continues to grow, it may be required to make further investments in personnel and information technology systems. Failure to successfully hire or retain such personnel or implement such systems could have a material adverse effect on ENStar's results of operations and financial condition. There can be no assurance that Americable will be able to manage its expanding operations effectively, that it will be able to maintain or accelerate its recent growth or that Americable will be able to continue to operate profitably.

FLUCTUATIONS IN QUARTERLY RESULTS

     ENStar's quarterly revenues and operating results have varied significantly in the past and will likely continue to do so in the future. Quarterly revenues and operating results may fluctuate as a result of the demand for Americable's and Transition's products and services, the introduction of new hardware and software technologies offering improved features, the introduction of new products and services by competitors, changes in the level of operating expenses, competitive conditions and economic conditions generally.

     At Americable, the purchase of its products and services generally involves a significant commitment of capital, with the delays frequently associated with large capital expenditures and required authorization procedures within an organization. Such expenditures by customers can range from $50,000 to over $500,000. The sales cycle for Americable's products and services generally ranges from three to nine months depending on the size of the project, extent of competition and degree of the customer's technical expertise. For these and other reasons, Americable's operating results are subject to a number of risks over which it has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. Further, Americable is increasing its operating expenses, including an increase in personnel, based on anticipated revenue growth in its networking line of business.

     A variety of factors may cause period-to-period fluctuations in the operating results of Transition. Such factors include, but are not limited to, product mix, competitive pricing pressures, material costs and timely availability, revenue and expenses related to new product introductions, as well as delays in customer purchases in anticipation of new products or enhancements by Transition or its competitors. Further, Transition plans to continue to invest in research and development, sales and marketing and technical support staff.

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     ENStar's operating results also could be adversely affected if it is unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall.

DEPENDENCE ON, AND NEED TO RECRUIT AND RETAIN, KEY PERSONNEL

     ENStar's success depends to a significant extent on its ability to attract and retain key personnel. In particular, Americable and Transition are dependent on their respective engineering and technical personnel. Competition for such technical personnel is intense and no assurance can be given that ENStar will be able to recruit and to retain such personnel. The failure to recruit and to retain management and technical personnel could have a material adverse effect on ENStar's anticipated growth, revenues and results of operations.

CONCENTRATION OF REVENUES

     During 1995 and 1996, Mayo Foundation accounted for approximately 11% and 12%, respectively, of Americable's net sales. During the first quarter of 1997, Americable has experienced a significant reduction in demand from Mayo Foundation which is expected to continue. This reduction in demand will adversely impact ENStar's results of operations during 1997, and thereafter, to the extent sales from new and existing customers at Americable are not sufficient to offset this decline. No other customers accounted for more than 10% of Americable's revenues. In addition, Americable derived approximately 61% of its revenues from its 100 largest customers in 1995, and 62% of its revenues from its 100 largest customers in 1996. While Americable seeks to build long-term customer relationships, revenues from any particular customer can fluctuate from period to period due to such customer's purchasing patterns.

     Transition distributes its products through an expanding network of reseller channels, which include a number of regionally based domestic and international volume distributors and, to a lesser extent, VARs. In 1995 and 1996, Americable was Transition's largest domestic customer accounting for approximately 14% and 13%, respectively, of domestic net sales (9% and 9%, respectively, overall). During 1995 and 1996, Transition's largest international customer accounted for approximately 11% and 11%, respectively, of international net sales (4% and 4%, respectively, overall). Moreover, the ten distributors that sold the largest amount of Transition's products accounted for approximately 39% and 43%, respectively, of Transition's net sales for 1995 and 1996.

     Any termination or significant disruption of the companies' relationships with a number of its principal customers could have a material adverse effect on ENStar's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose ENStar to the possibility of large accounts receivable write-offs, which would adversely affect ENStar's financial condition and results of operations.

DEPENDENCE ON KEY SUPPLIERS AND PRODUCT SUPPLY

     The networking industry has experienced product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain suppliers have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill Americable's and Transition's customer orders on a timely basis. Both Americable and Transition have experienced product supply shortages in the past and expect to experience such shortages from time to time in the future. Failure to obtain adequate product supplies or fulfill customer orders on a timely basis or substantial change in the cost of components could affect the companies' ability to deliver products in a timely and cost-effective manner and could have a material adverse effect on ENStar's business, financial condition, and results of operations.

     Transition's products include certain components, including some produced by Novacom Technologies, Ltd., that are currently available from single or limited sources, some of which require long order lead times. Although Transition believes that it would be able to obtain alternative sources of supply for the components included in its products if required, there can be no assurance that Transition will be able to locate any such sources or will be able to obtain alternative sources of supply on a timely and economic basis, if at all. Any

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reduction in supply, interruption or extended delay in timely supply or change in costs of components could materially adversely affect Transition's business and results of operations and, consequently, the business, financial condition and results of operations of ENStar.

     A significant portion of Americable's revenues is derived from sales of network hardware, including products of various major suppliers. During 1996, approximately 23% of the Americable's sales represented products manufactured by Bay Networks, Inc. Americable's agreements with those suppliers from which it purchases products directly generally contain provisions for periodic renewals and for termination by the supplier without cause, generally upon relatively short notice. Although Americable believes its supplier relationships are good, there can be no assurance that Americable's relationships will continue as presently in effect. Although Americable believes that it would be able to obtain alternative sources of supply for its products if required, there can be no assurance that Americable will be able to locate any such sources or will be able to obtain alternative sources of supply on a timely and economic basis, if at all. The loss of a major supplier, including Bay Networks, Inc., the deterioration of Americable's relationship with a major supplier or the failure of Americable to establish good relationships with major new suppliers as they develop could have a material adverse effect on ENStar's business.

INVENTORY MANAGEMENT

     The networking industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. The typical life cycle of Transition's products ranges from 18 months to three years for its basic LAN and terminal products and from 12 to 18 months for its advanced LAN products. Some of Transition's products include components that are currently available from limited sources and require long order lead times. Because of the long lead times and Transition's desire to be responsive to customer demand, Transition has maintained higher inventory levels compared to other networking manufacturers. Transition's inventories are valued at the lower of cost or market and management periodically assesses the appropriateness of the inventory valuations giving consideration to any slow-moving and nonsalable inventory relative to current market selling prices of comparable products. Provisions for inventory obsolescence are recorded in the period any valuation impairments are identified. For 1995 and 1996, total inventory write-offs as a percentage of net sales were approximately 1% and 2.3%, respectively. During the fourth quarter of 1996, Transition recorded approximately $500,000 of provision for inventory obsolescence related to the discontinuance of one of its advanced LAN stackable hub product lines. Due to the ongoing risk of product obsolescence and changes in customer demand, there can be no assurances that Transition will be able to successfully manage its existing and future inventories.

     Although it is industry practice for Americable's suppliers to provide price protection to VARs such as Americable in order to reduce the risk of inventory devaluation, such policies are subject to change. Americable also has the option of returning, subject to certain limitations, a percentage of its current product inventories each quarter to certain manufacturers as it assesses each product's current and forecasted demand. The amount of inventory that can be returned to suppliers varies under Americable's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that suppliers will continue such policies, that unforeseen new product developments will not affect Americable adversely or that Americable can successfully manage its existing and future inventories. Any inventory adjustments could adversely affect ENStar's financial condition and results of operations.

COMPETITION

     Each of ENStar's businesses faces substantial competition from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than ENStar.

     The industry in which Transition operates is highly competitive, and Transition believes that such competition will continue to intensify. The industry is characterized by rapid technological change, short product life cycles, frequent product introductions and evolving industry standards. Transition competes with a

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number of independent companies focused on the LAN market, including companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than Transition. Transition competes with a number of companies focused on designing and manufacturing products for the LAN market, including, among others, 3Com Corp., Bay Networks, Inc., Cabletron System, Inc. Allied Telesyn International and Digi International. Americable faces competition from large system integrators such as CompuCom Systems Inc., Vanstar Corporation and a significant number of smaller regional VARs and network integrators. Additional competitors within Americable's distribution business include, among others, Anixter International Inc., and Anicom, Inc., Inc. See "BUSINESS -- Competition." There can be no assurance that ENStar will be able to compete successfully.

     ENStar expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of ENStar's current and potential competitors have greater financial, technical, marketing and other resources than ENStar. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than ENStar. No assurance can be given that ENStar will be able to compete successfully against current and future competitors. See "BUSINESS -- Competition."

SHARES ELIGIBLE FOR FUTURE SALE; CONTROL BY MICHAEL FAMILY

     Sales of a substantial number of shares of ENStar Common Stock in the public market could adversely affect the market price for the ENStar Common Stock. James A. Michael and Jeffrey J. Michael, each a member of the Board of Directors of ENStar, and certain limited partnerships controlled by them (the "Michael Family Shareholders"), beneficially own approximately 1,895,000 (or 57%) of the outstanding Common Stock of ENStar as of March 19, 1997. Accordingly, the Michael Family Shareholders will have the ability to exercise significant influence over the business and affairs of ENStar, including the ability to approve or reject corporate actions requiring the approval of shareholders. The shares of ENStar Common Stock held by the Michael Family Shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Such shares are eligible for immediate sale, subject to compliance with the volume limitations and other restrictions of Rule 144.

INDEMNIFICATION OBLIGATIONS WITH RESPECT TO REORGANIZATION TRANSACTIONS

     In connection with the Reorganization Transactions, Enstar agreed to indemnify Michael against certain losses and to assume certain liabilities of NSU, including liabilities arising out of the Distribution and any taxes resulting from the Distribution. There can be no assurance that any obligation to indemnify Michael for any such loss or other liability will not have a material adverse effect on the business, financial condition and results of operations of ENStar.

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